EXHIBIT 4.1

                         21ST CENTURY TECHNOLOGIES, INC.

                                 AMENDMENT NO. 1
                                       TO
                    2002 DIRECTORS, OFFICERS AND CONSULTANTS
                STOCK OPTION, STOCK WARRANT AND STOCK AWARD PLAN
                                  (THE "PLAN")

WHEREAS, Effective as of February 20, 2003, 21st Century Technologies, Inc. (the "Company") amended its Articles of Incorporation to reflect a 100 to 1 reverse split of the Common Stock and the increase of its post-split authorized capital to 350,000,000 shares, $.001 par value per share, consisting of 300,000,000 shares of common stock (the "New Common Stock") and 50,000,000 shares of preferred stock (the "New Preferred Stock"), and

WHEREAS, immediately prior to the amendment of the Articles of Incorporation, there were reserved for issuance under the Plan a total of 50,000,000 shares of Common Stock, which amount was in excess of the authorized and unissued capital stock of the Company, and

WHEREAS, immediately following the amendment of the Articles of Incorporation, there were reserved for issuance under the Plan a total of 500,000 shares of New Common Stock,

NOW,  THEREFORE,  THE  PLAN  IS  AMENDED  as  set  forth in this Amendment No. 1

SECTION 1. Unless otherwise defined in this Amendment No. 1, capitalized terms have the meanings assigned to them in the Plan.

SECTION 2. Section 3 of the 21st Century Technologies, Inc. 2002 Directors, Officers and Consultants Stock Option, Stock Warrant and Stock Award Plan (the "Plan") is hereby amended by replacing the phrase "50,000,000 shares of Common Stock" with the phrase "10,000,000 shares of New Common Stock".

SECTION 3. Wherever the term "Common Stock" appears in the Plan, it is replaced with the term "New Common Stock".

SECTION 4. Any options, warrants or other rights convertible, exercisable or exchangeable for Common Stock or rights to purchase Common Stock or securities convertible into Common Stock issued or granted under the Plan are hereby deemed to be options, warrants or other rights relating to an equal number of shares of New Common Stock for the same price and under the same terms as were granted with respect to the Common Stock.

SECTION 5. As amended by this Amendment No. 1, the Plan shall remain in full force and effect.

SECTION 6. This Amendment No. 1 shall be interpreted and construed in accordance with the laws of the state of incorporation of the Company and applicable federal law.

21ST  CENTURY  TECHNOLOGIES,  INC.

                   /S/  ARLNAD  D.  DUNN
By:       ___________________________________
          Name:     Arland  D.  Dunn
          Title:    Chief  Executive  Officer


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